Exhibit 10.17(a)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TEXT OMITTED FROM THIS EXHIBIT IS MARKED WITH [***]

Brooklyn Immunotherapeutics LLC

30 October, 2018

Dear Lynn Mason:

We are pleased to offer you the position of Vice President, Clinical Operations with Brooklyn Immunotherapeutics LLC, a Delaware limited liability company (the “Company”), with appropriate responsibilities for such role. This letter will set forth the economic and key employment conditions of our employment offer, all of which terms are conditional on your signing and delivering a copy of this letter and the Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement attached as Attachment A to this letter (the “Non-Disclosure Agreement”).

1. Salary. You will earn a base compensation of $250,000 per annum, which shall cover all hours worked, payable in the manner that salary is paid by the Company to employees generally, and subject to customary tax deductions. Your salary will be reviewed annually and any upward adjustments will be within the discretion of the Company’s Board of Managers (the “Board”) or Officers (as the case may be) consistent with the Company’s policies and based on your performance and/or contributions to the Company.

2. Bonus. You will be eligible to receive an annual performance bonus. The Company will target the bonus at 25% of your annual salary rate. The actual bonus percentage will be subject to a reasonable and objective assessment by the Board of your performance, as well as business conditions of the Company.

3. Equity Incentives. Subject to your becoming employed by the Company and entering into an applicable Unit Restriction Agreement (the “Equity Agreement”), you will he granted 500 Common Units of the Company (subject to approval of the Board of the Company) on the terms and subject to the conditions in the Company’s Limited Liability Company Agreement and the Equity Agreement.

4. Benefits. You and your family members will be eligible to participate in the Company’s health and benefits plans and life and disability insurance plans in accordance with the Company’s current eligibility requirements. The Company reserves the right to terminate, in accordance with applicable law, change or modify any or all aspects of the benefits program at any time including the right to increase the co-payment for health insurance in the future. You will receive no less than four (4) weeks of vacation per year, as accrued in accordance with the Company’s vacation policy.

Brooklyn Army Terminal, 140 58th Street, Bldg. Am Loading Dock 9, Brooklyn, NY11220

5. Termination Benefits. In the event of the termination of your employment for any reason, the Company shall pay you your base salary through your last day of employment (the “Date of Termination”) as well as the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

(a)	In the event the Company terminates your employment without Cause, and provided you (i) enter into, do not revoke and comply with the terms of a separation agreement in a form provided by the Company which shall include a general release of claims against the Company and related persons and entities (the “Release”) within 60 days after the Date of Termination; (ii) resign from any and all positions, including, without implication of limitation, as a manager, director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, the Company will provide you with a continuation of your base salary for a three (3) month period that immediately follows the Date of Termination (the “Severance Payments”).

(b)	In the event the conditions of Section 5(a) are satisfied, the applicable Severance Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the applicable Severance Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Severance Payment date, the first Severance Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Severance Payment is considered a separate payment.

(c)	In the event your employment is terminated as a result of your (i) death, (ii) disability, (iii) resignation, (iv) termination for Cause by the Company, or (v) any other termination of your employment that is not defined in Section 5(a) of this letter, you will be entitled to the Accrued Obligations but you will not be entitled to any Severance Payments.

For purposes of this Section 5, “Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, unlawful, or grossly negligent; (ii) your material breach of your material responsibilities to the Company or your willful failure to comply with lawful directives of the Company or written policies of the Company; (iii) breach by you of your representations, warranties, covenants and/or obligations under this Agreement; (iv) material misconduct by you which seriously discredits or damages the Company or any of its affiliates, and/or (v) your failure (non-feasance) to perform your duties or responsibilities to the Company as determined in good faith by the Company after written notice to you and a reasonable opportunity to cure that shall not exceed thirty (30) days.

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6. Key Employment Conditions.

(a)	You will devote your full working time, attention and energies to the business of the Company in a loyal and conscientious manner and to the best of your abilities and experience.

(b)	As a condition to your employment, you will enter into the Company’s Non-Disclosure, Non-Competition & Assignment of Inventions Agreement.

(c)	You and the Company agree that any dispute arising out of or related to the employment relationship between you and the Company or any employee of the Company, including, but not limited to, the termination of that relationship, breach of agreement, and any allegations of wrongful termination, fraud, emotional distress, harassment, or unfair or discriminatory treatment arising under state or federal law or otherwise, shall be resolved by final and binding arbitration under the auspices of the American Arbitration Association, except where the law specifically forbids the use of arbitration as a final and binding remedy. This agreement to arbitrate waives the parties’ rights to litigate their disputes in court or receive a jury trial.

(d)	Notwithstanding any provision contained in this letter agreement, your employment at the Company is “at will” and you or the Company are free to terminate the employment relationship at any time, with or without Cause of any nature and with or without notice.

(e)	This offer is contingent upon approval oldie Board and satisfactory completion of a pre-employment background investigation, at the Company’s option. This background investigation will consist of verification of previous employment and education. All information related to these items will be requested of you pursuant to the Company’s standard application for employment. If the results of the pre-employment background check are not satisfactory, or it is found that you falsified or did not disclose relevant information on your application, this offer of employment will be null and void.

IN ACCORDANCE WITH THE FEDERAL IMMIGRATION REFORM ACT OF 1986, TI-HS OFFER IS CONTINGENT UPON YOUR BEING ABLE TO FURNISH THE COMPANY WITH DOCUMENTS (I.E., SOCIAL SECURITY CARD, BIRTH CERTIFICATE, AND PHOTO ID OR PASSPORT) ON THE DAY YOU REPORT TO WORK, WHICH WILL ESTABLISH THAT YOU ARE LEGALLY ENTITLED TO WORK IN THE UNITED STATES.

7. Commencement Date. The “Commencement Date” of your employment shall be 1 Nov., 2018.

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We are very excited to have you join the team and become an integral part of a cutting edge immunotherapy company. If the terms of this loiter are acceptable to you, please execute the enclosed copy of this letter and return it to me via email.

We look forward to a mutually rewarding relationship,

Very truly yours,

BROOKLYN IMMUNOTHERAPEUTICS LLC

By:	/s/ Charles R. Cherington
Name:	Charles R. Cherington
Title:	Manager

AGREED TO AND ACCEPTED BY:
EMPLOYEE:

Lynn Mason
(print or type name)

Signature:	/s/ Lynn Mason	Date: 30 October 2018
Name:	Lynn Mason

Social Security Number:

Address:
Email:
Facsimile:

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ATTACHMENT A

BROOKLYN IMMUNOTHERAPEUTICS LLC

EMPLOYEE NON-DISCLOSURE, NON-COMPETITION

AND ASSIGNMENT OF INVENTIONS AGREEMENT

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